Execution Version

AMENDMENT
TO
TRANSFER AGENCY AND REGISTRAR AGREEMENT

This Amendment to Transfer Agency And Registrar Agreement, dated as of June 1, 2011 ("Amendment"), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM"), Munder Series Trust ("MST") and Munder Series Trust II ("MST II", and together with MST, the "Trusts").

Background

BNYM (under its former name PFPC Inc.) and the Funds previously entered into a Transfer Agency And Registrar Agreement, dated as of June 1, 2008 ("Original Agreement"), and BNYM (under its former name PNC Global Investment Servicing (U.S) Inc.) and the Funds previously entered into amendments to the Original Agreement as follows:

Amendment to Exhibit 1, dated June 30, 2008
Amendment and restatement of Schedule D, dated as of July 1, 2008
Red Flags Services Amendment, dated as of May 1, 2009
Amendment and restatement of Schedule A, dated as of May 1, 2009
Amendment and restatement of Schedule D, dated as of July 1, 2009
Amendment and restatement of Exhibit 1, dated as of January 1, 2010
Amendment and restatement of Schedule D, dated as of July 1, 2010

The Original Agreement and the foregoing amendments are referred to collectively as the "Current Agreement".  BNYM and the Trusts now wish to amend the Current Agreement as set forth in this Amendment.

Terms

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree to the foregoing statements and as follows:

1.           Modifications to Current Agreement.  The Current Agreement is amended as follows:

(a)           The phrase "PNC Global Investment Servicing (U.S.) Inc." shall be deleted each place it appears and be replaced by the phrase "BNY Mellon Investment Servicing (US) Inc."; the term "PNC" shall be deleted each place it appears and be replaced by the term "BNYM"; and any references to the phrase "The PNC Financial Services Group, Inc." shall be deleted and be replaced by the phrase "The Bank Of New York Mellon Corporation".

(b)	The first sentence of Section 15 shall be deleted and replaced in its entirety with the following:

Subject to the provisions for termination provided in subparagraphs (b), (c) and (d) of this Section 15, this Agreement shall be effective as of the date first written above with respect to the Funds listed in Exhibit 1 as of such date and shall continue until June 1, 2014.

(c)           Exhibit 1 shall be deleted and replaced in its entirety with the Exhibit 1 attached to the Amendment to Transfer Agency And Registrar Agreement, dated as of June 1, 2011.

(d)           Schedule A shall be deleted and replaced in its entirety with the Schedule A attached to the Amendment to Transfer Agency And Registrar Agreement, dated as of June 1, 2011.

Execution Version

(e)           Section 19 of Schedule C shall be deleted and replaced in its entirety with the following:

19.           [reserved]

(f)           A new Section 25 shall be added to Schedule C which reads in its entirety as follows:

25.           Abandoned Property Services.

(a)           Subject to the further provisions of this Section 25, BNYM (i) shall satisfy the requirements of the abandoned and unclaimed property laws and regulations of the States (as defined below) ("Domestic Laws") arising after the Service Effective Date with respect to Eligible Property (as defined below) in accordance with the Standard of Care and (ii) shall act on behalf of the Fund in a commercially reasonable manner to satisfy the requirements of the abandoned and unclaimed property laws and regulations of jurisdictions other than the States ("Non-Domestic Laws", and together with Domestic Law, the "Abandoned Property Laws") arising after the Service Effective Date with respect to Eligible Property. In connection with its performance of the foregoing services ("Abandoned Property Services"), BNYM and its subcontractors shall be entitled to rely on the advice of counsel and shall not be liable for conduct undertaken in accordance with such advice.

"States" means the states of the United States and the District of Columbia.

"Eligible Property" means property beneficially owned by a person or entity other than the Fund and held in an account at a financial institution maintained by BNYM for or on behalf of the Fund which is (i) subject to reporting or escheat under an Abandoned Property Law, (ii) of a nature or type or classification reasonably related to the services performed by BNYM under this Agreement (such as cash amounts representing non-negotiated dividend checks and shares in abandoned shareholder accounts), and (iii) under the control of BNYM.

(b)           (1)           For clarification:  BNYM's liability under subsection (a) above shall be limited exclusively to liability for failing to satisfy the requirements of the Abandoned Property Laws that arise with respect to Eligible Property on and after June 1, 2011.

(2)           Accordingly, BNYM shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed before the Service Effective Date but not reported or delivered to the applicable jurisdiction as required by an Abandoned Property Law; (ii) from any inaccuracy in any records of the Fund provided to BNYM to enable it to perform the Abandoned Property Services; (iii) from the absence of information in records of the Fund required for BNYM to perform the Abandoned Property Services; or (iv) from any other failure of any party to comply with an Abandoned Property Law with respect to property related to the Fund (collectively, "Compliance Failures").  BNYM will in good faith attempt to rectify Compliance Failures of which it becomes aware in a reasonable manner, but shall have no liability for actions taken to rectify Compliance Failures, unless such actions constitute willful misconduct. The Fund shall exclusively be liable for any fines, penalties, interest or other monetary or payment obligations that arise due to a Compliance Failure.

(c)           The Fund shall be the "holder" under all Abandoned Property Laws, as that term is defined therein, and BNYM shall act solely as agent of the Fund in satisfying applicable requirements of the Abandoned Property Laws.  For all purposes under the Abandoned Property Laws in performing the Abandoned Property Services, the Fund hereby authorizes BNYM to sign reports, to sign letters, to communicate with government representatives and current and former shareholders and to otherwise act in all manners on behalf of and in the name of the Fund and to utilize the tax identification numbers or other appropriate identifying numbers or data of the Fund.  The Fund agrees to execute and deliver to BNYM all documentation or instruments reasonably requested by BNYM to evidence such authorization but agrees that the authority of BNYM to act on behalf of and in the name of the Fund as described above and to use the tax identification or other numbers of the Fund shall not be diminished or revoked by the absence of such documentation or instruments, and the Fund irrevocably releases BNYM from any and all Claims against BNYM on the grounds of absence of such authority, unless such authority was revoked by the Funds in writing and delivered to BNYM as provided in this Agreement prior to the time that BNYM took the action; provided, however, no such revocation of authority shall be effective with respect to funds or accounts that are not transferred in connection with a termination of the Agreement as required by Section 25(f) and any Abandoned Property Services performed by BNYM with respect to such funds or accounts; and, provided further, however, that BNYM shall not be liable for any Loss arising from any failure to perform an Abandoned Property Service due to the revocation of the authority conferred by this Section 25(c). This subsection (c) shall survive any termination of the Agreement.

Execution Version

(d)           To the extent the abandoned or unclaimed property laws or regulations of a jurisdiction change after the Service Effective Date and such changes result in a requirement that BNYM perform services in addition to those required under such laws as of the Service Effective Date, BNYM shall be entitled to such fees as the parties shall agree in writing for the performance of such services or in the absence of such written agreement to commercially reasonable fees.

(e)           The Fund agrees to:

(i)	execute and deliver to BNYM in a timely manner any reports and forms required under Abandoned Property Laws in connection with the Abandoned Property Services;

(ii)	respond in a timely manner to requests from BNYM for information and requests to review information or reports related to the Abandoned Property Services and otherwise ; and

(iii)	Provide sufficient letterhead paper of the Fund or its electronic template for use by BNYM in communications related to the Abandoned Property Services.

(f)           The Fund agrees that upon any termination of the Agreement it will cause all funds in accounts maintained by BNYM on the Fund's behalf at financial institutions to be transferred to the Fund or to a successor service provider and BNYM may delay completion of Conversion Services until arrangement reasonably satisfactory to BNYM for such transfers have been made.

(g)           Notwithstanding any other provision of this Agreement, each Fund shall severally indemnify and defend BNYM and its affiliates from any and all Loss directly or indirectly resulting or arising from or in connection with any action, omission or conduct of a prior service provider relating in any manner to services provided under this Section 25 and applicable to the particular Fund, except for any Loss related to the willful misconduct on the part of BNYM. "Loss" means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

(g)           Section 19 shall be amended by adding to the end of the existing provision a sentence which reads in its entirety as follows:

Execution Version

BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of any of its liabilities hereunder.

(h)           Section 21(i) shall be deleted and replaced in its entirety with the following:

(i)           Entire Agreement; Severability.  The following documents:

Transfer Agency And Registrar Agreement, dated as of June 1, 2008
Amendment to Exhibit 1, dated June 30, 2008
Amendment and restatement of Schedule D, dated as of July 1, 2008
Red Flags Services Amendment, dated as of May 1, 2009
Amendment and restatement of Schedule A, dated as of May 1, 2009
Amendment and restatement of Schedule D, dated as of July 1, 2009
Amendment and restatement of Exhibit 1, dated as of January 1, 2010
Amendment and restatement of Schedule D, dated as of July 1, 2010
Amendment to Transfer Agency And Registrar Agreement, dated as of June 1, 2011 and all Schedules, Exhibits and attachments thereto constitute the final, complete, exclusive and fully integrated record of the agreement reached by the parties with respect to the subject matter therein and supersede all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the same subject matter; provided, however, the rights and obligations of the parties under the Agreement as of any particular date during its effectiveness shall be determined exclusively by reference to the terms of the Agreement as it may have been cumulatively amended through such determination date (for purposes of clarity: an Amendment shall apply on and after its effective date and shall not have or be given retroactive application unless retroactive application, in whole or in part, is expressly provided for therein).  If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.

2.           Remainder of Current Agreement.  Except as explicitly amended by this Amendment, the terms and provisions of the Current Agreement are hereby ratified and remain in full force and effect.

3.           Governing Law.  The governing law of the Current Agreement shall be the governing law of this Amendment.

4.           Entire Agreement.  This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.           Facsimile Signatures; Counterparts.  This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

Execution Version

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

Munder Series Trust

By:  /s/ Stephen J. Shenkenberg
Name: Stephen J. Shenkenberg
Title: Vice President, Secretary, Chief Legal Officer and Chief Compliance Officer

Munder Series Trust II

By:  /s/ Stephen J. Shenkenberg
Name: Stephen J. Shenkenberg
Title: Vice President, Secretary, Chief Legal Officer and Chief Compliance Officer

BNY Mellon Investment Servicing (US) Inc.

By: /s/ Michael DeNofrio
Name:  Michael DeNofrio
Title: Executive Vice President

Execution Version

Exhibit 1
(dated June 1, 2011)
to
Transfer Agency and Registrar Agreement

List of Funds

Munder Series Trust
Munder Asset Allocation Fund – Balanced
Munder Bond Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder Integrity Mid-Cap Value Fund*
Munder Integrity Small/Mid-Cap Value Fund*
Munder International Equity Fund
Munder International Fund – Core Equity
Munder International Small-Cap Fund
Munder Large-Cap Growth Fund
Munder Large-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Veracity Small-Cap Value Fund
Munder Tax-Free Short & Intermediate Bond Fund**

Munder Series Trust II

--------------------------------------------------------------------------------
*	Effective upon the effectiveness of this Fund's SEC Registration Statement
(Anticipated to be July 1, 2011)

**	Liquidated May 23, 2011

Execution Version

Schedule A
(dated June 1, 2011)

TRANSFER AGENT FEES

1.           FUND PER ACCOUNT AND ASSET BASED FEES:

Per Account Fee:	$9.35 per open non-NSCC Networked account per year
$1.65 per open NSCC Networked account per year
Closed account fees are waived.

Asset Based Fees:               2.80 basis points

Other Fees:
The Transfer Agent shall collect an annual fee of $15.00 per global account from each shareholder holding an IRA account (excluding Consumer’s Energy Group and certain other groups as agreed to by the Fund and Transfer Agent).

2.           SYSTEM ENHANCEMENTS:

Client defined system enhancements will be agreed upon by the Transfer Agent and the Funds and billed at a rate of $150.00 per hour. All programming rates are subject to an annual 5% increase.

3.           LOST SHAREHOLDER SEARCH/ REPORTING:

$2.75 per account search, to be billed to Munder as fees are incurred by Transfer Agent for this service.

4.           PRINT/MAIL

A.            Print/Mail Fees

OUTPUT DEVELOPMENT

Implementation Start-Up Fee	$5,000
Systems Development/Programming Fee	$150.00/HR
Tech Support/Forms Development	$150.00/HR
Systems Testing	$85.00/HR

PRINTING / PROCESSING

Per Confirm/Statement/Page Printing	$0.084
Per Check Printing	$0.106
Per Check Issuance	$0.15
Print Change of Address	$0.010

INSERTING (daily minimums may apply)

Confirms Machine Inserting per page (includes BRE or CRE)	$0.044	($50 min)
Additional Inserts Machine	$0.010
Confirms Hands Inserting per page (includes BRE or CRE)	$0.075	($50 min)
Additional Inserts Hands	$0.074
Statements Machine Inserting per page (includes BRE or CRE)	$0.055	($50 min)
Additional Inserts Machine	$0.010
Statements Hands Inserting per page (includes BRE or CRE)	$0.082	($50 min)
Additional Inserts Hands	$0.084
Checks Machine Inserting per page	$0.055	($50 min)
Additional Inserts Machine	$0.010
Checks Hands Inserting per page	$0.096	($50 min)
Additional Inserts Hands	$0.084
Machine Intelligent Inserting per page	$0.061
Hands Intelligent Inserting per page	$0.132
Dealer Commission Checks or 12B-1 Checks $0.	823 each ($1	00 min)

Execution Version

SHIPPING / INVENTORY

Express mail package service fee (plus actual courier charge)	$3.50
Inventory dumps / S.K.U	$20.00
Inventory receipts / S.K.U.	$20.00
Inventory storage / location / month – per skid	$20.00
Disaster Recovery Storage	At Cost
Courier Charge	$15.00
Shipping Boxes	$0.95 (No CPI Increase)
Oversized Envelopes	$0.47 (No CPI Increase)

SPECIAL MAILINGS

Workorder Administration fee	$30.00
Creation of Zip Disk	$135.00
ZIP+4 Data Enhancement	$0.010 ($125 min)
Data Manipulation	$80.00/HR
Adhoc Programming	$150.00/HR
Admark & Machine Insert 1 piece into #10 or 6x9	$0.065 ($125 min)
Additional Machine Insert into #10 or 6x9	$0.0027
Admark & Machine Insert 1 piece into 9x12	$0.106 ($125 min)
Additional Machine Insert into 9x12	$0.005
Admark Only #10, 6x9 or 9x12	$0.04 ($75 min)
Admark & Hand insert 1 piece into #10, 6x9 or 9x12	$0.084
Hand Sort	$0.027
Print, Affix labels, Hand Insert 1 Piece	$0.34 ($75 min)
Print and affix labels to self mailer	$0.21 ($75 min)
Print Labels only	$0.106
Affix Labels only	$0.106
Additional inserts Hand	$0.084
Legal Drop per Mailing	$150.00
Copy of 3602 or 3606 per Mailing	$3.00
Combo or Household Charge	$0.006
Create Mailing List	$0.420 ($75 min)
Tabbing
1 Tab	$0.008
2 Tabs	$0.010

Execution Version

MISC FEES

Manual pulls	$2.50
Special Projects Hourly Work	$24.77
Per piece mail preparation / presort fee	$0.035
Fast Forward Fees	$0.15
Machine Folding	$0.019
Hand Folding	$0.127
Discounts	5% credit fee/per invoice excluding taxes and postage

Sales Tax (MA Rate) 5% X 5%

B.	Tax Form Output Processing*

Print & Process	$0.42
Workorder Administration Fee	$15.00
Minimum Processing/Job	$75.00
Dupe Tax Forms	$0.50 ($15 min per day)
Intelligent Inserting Machine	$0.05
Additional Machine Insert	$0.01
Additional Hand Insert	$0.06
Affidavit Charge	$3.50
Pulls	$2.50
Presort Fee	$0.035

C.           Miscellaneous Tax Mailings

Duplex Print	$0.11
Simplex Print	$0.08
Affidavit Charge	$3.50
Machine Insert	$0.056
Hand Insert	$0.065
Machine Folding	$0.018
Hand Folding	$0.12
Additional Machine Inserts	$0.01
Additional Hand Inserts	$0.06
Work Order Fee	$15.00
Minimum Processing/Job	$75.00
Pulls	$2.50
Presort Fee	$0.035

D.           Digital Services

Alchemy Images / CD Images	$0.05
PDF Storage for Alchemy Server	$0.01
Original CD-ROM Charges	$225.00 per CD
Duplicate CD-ROM Charges	$175.00 per CD
Set up Fee	$1,500

Execution Version

5.	Miscellaneous Charges

The Fund shall be charged for the following products and services as applicable:

•	Ad hoc reports
•	Ad hoc SQL time
•	Banking Services
•	Digital Recording (at $0.08 per minute)
•	Image Document Storage (at $0.06 per page)
•	Microfiche/microfilm production
•	Magnetic media tapes and freight
•	Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationery

Fee Adjustments. The Transfer Agent may adjust the per account fees and the print mail fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client’s monthly fees (or the Effective Date absent a prior such adjustment).

6.         Data Delivery Fees

Included

7.         AUDIO VRU

Ongoing monthly fees: Per call: $0.10
Per minute in VRU: $0.29
Monthly maintenance: $500.00*

*The monthly maintenance fee includes: hardware and software upgrades and on call support
  Also, the voice recording will be billed out at $150.00 per hour

8.        Internet Account Services Fees

Included

9.        Voluntary CBA reporting

Annual per account for all eligible accounts $0.30 per year
Programming Costs: $80.00 per hour

10.      Small Account Fee

Once per quarter on such dates as specified by the Fund, the Transfer Agent shall collecta small account fee (the “Small Account Fee”) of $6.00 per account per Fund fromshareholder accounts meeting the following criteria:

•      Individual Fund IRA and UGMA/UTMA positions of <$450 in value
•      Individual Fund non-IRA/UGMA/UTMA positions of <$2,300 in value

Except that accounts meeting the following criteria shall be excluded:

•      All accounts with the same Tax ID aggregated together that have a value >$25,000
•	All accounts coded by the Fund or Transfer Agent as Transaction Fee Exempt, VIP, Minimum Balance Fee Exempt, or Employee
•      All NSCC-networked accounts

Execution Version

•      All street name, omnibus and plan-level retirement accounts
•	All accounts coded by the Funds or Transfer Agent Stop Debit or Stop All or those without a Tax ID
•      All Class R, Class K and Class Y share accounts
•      All accounts with an active Automatic Investment Plan (AIP)
•      Other such exceptions as agreed to by the Funds and Transfer Agent

The Transfer Agent shall retain all Small Account Fees collected. The Fund shall reimburse the Transfer Agent for any fees not collected as a result of the Fund’s changes to any of the above criteria unless such changes are agreed to in advance by the Fund and Transfer Agent.

11.           Retirement Plan Document Fees:

The Transfer Agent shall provide the Fund with prototype documents and relatedupdatesin compliance with all applicable provisions of the Internal Revenue Code and relatedregulations:

$500 per year - IRA - Traditional (includes SEP)
$500 per year - IRA – Roth
$500 per year - IRA - Simple
$500 per year - Coverdell ESA (formerly known as the Education IRA)
$750 per year - Non ERISA 403(b)(7) (for salary reduction contributions only)
$750 per year - Money Purchase (multi participant / flexible plan documents)
$750 per year - Profit Sharing (multi participant / flexible plan documents)
$750 per year - EZk (developed for a single participant/Owner Only with income below $160,000)

12.           NSCC Transaction Charges:

$0.20 per financial transaction
$0.15 per confirmation

13.           AdvisorCentral

Standard annual fees and transaction click charges are included for Munder.

Annual Fee -	Included
Inquiry	Included
Transaction	Included
New Account Set Up	Included
Account Maintenance	Included
Electronic Statements (click charge only)	Included
Prospectus Requests	Included
Customizations	$150.00 per hour

14.           Customer management suite fees
Imaging Seats	Included (up to 8 seats)
COLD Seats	Included (up to 8 seats)

* For items numbered 15 through 19 below, referred to collectively as Regulatory Support fees, BNY Mellon agrees to cap Munder’s annual expenses for services provided by or through BNY Mellon at $90,000.00 annually.

Execution Version

15.           AML Fees:  *

Number of Open Accounts	Annual Fee
1,000,000 +	$50,000
500,000 - 999,999	$35,000
100,000 - 499,999	$26,000
50,000 - 99,999	$13,000
10,000 - 49,999	$6,000
100 - 9,999	$3,000

16.           Customer Identification Program Fees:  *

$2.25 per customer verification
$0.02 per month per such result stored

17.           SAR/8300 Services: *

$18,000 per year.

*Transfer Agent will charge the Fund $18,000 per year regardless of the number of fundswithin the Fund.

18.           22c-2 Fees: *

Implementation Fee:	$33,000 one time fee.
Monthly Base Fee:	$11,000 (to begin first day of initial download and this fee shall not be prorated for any partial months)
Transaction Storage Fee:	$275 per month per million transactions (or fraction thereof) stored (will be invoiced monthly)
Customized System Development (if applicable):	$200 per hour (will be invoiced as incurred)
Training:	Training will be completed via various webcast sessions.
Non-Standard Data Processing Charge:	Will be quoted upon request
Out of Pocket expenses:
Will include NSCC data charges per transaction. Out of pocket expenses not detailed above will be invoiced as incurred.  Services requested over and above those contained within this agreement would be evaluated at the time of request.

19.	Red Flag Fees: *

Fund complex with less than 50,000 Direct accounts:	$2,000.00 annually
Fund complex with 50,000 Direct accounts or more:	$4,000.00 annually

*For this purpose, “Direct account” means an account holding Fund shares established directly with and through BNY Mellon by a natural person as a registered account on theFundRegistry and through which the owner of record has the ability to directly conduct account and transactional activity with and through BNY Mellon.

20.           Data Repository Analytics Suite (DRAS)

 Included

Execution Version

The Transfer Agent will provide an invoice for the fees described in this Schedule as soon as practicable after the end of each calendar month.  The Fund agrees to pay to the Transfer Agent the amounts so billed by Federal Funds Wire within thirty (30) business days after the Fund’s receipt of the invoice.  In addition, with respect to all fees, the Transfer Agent may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest rate legally permitted on any past due invoiced amounts.